Exhibit 10.1

Modification to Compensation Payable to the Non-Executive Chairman of the Board

Upon the recommendation of the Compensation Committee of the Board of Directors of MFA Financial, Inc. (the “Company”), which was based on its review of relevant market data, on May 25, 2016, the Board approved the following modification to the compensation payable to the non-executive Chairman of the Company’s Board, effective as of such day:

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An increase from $85,000 to $115,000 the grant date value of the annual grant of fully-vested shares of the Company’s common stock or fully-vested restricted stock units made to the non-executive Chairman. Such grant is in addition to the other cash fees and equity payable to the Chairman of the Board in his capacity as a non-executive member of the Board, which have been previously disclosed by the Company (including in Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014).